Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated August 30, 2011

Deutsche Bank Japanese Govt Bond Futures ETN

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PowerShares DB Japanese Govt Bond Futures ETN

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Description
The PowerShares DB 3x Japanese Govt Bond Futures Exchange Traded Notes (Symbol:
JGBT) and the PowerShares DB Japanese Govt Bond Futures Exchange Traded Notes
(Symbol: JGBL) (collectively, the "PowerShares DB JGB Futures ETNs," or the
"ETNs") are the first exchange-traded products to provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of a
Japanese bond futures index.

The PowerShares DB JGB Futures ETNs are based on the DB USD JGB Futures Index
(the "JGB Futures Index"), which is intended to measure the performance of a long position in 10-year JGB Futures.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of the DB USD JGB
Futures Index.

The DB USD JGB Futures Index is intended to measures the performance of a long position in 10-year JGB Futures. The underlying assets of 10-year JGB Futures are Japan-government issued debt securities ("JGBs") with a remaining term to maturity of not less than 7 years and not more than 11 years as of their issue date and the futures contract delivery date. The returns of each ETN are obtained by combining the returns from the relevant futures index plus the returns of the TBill index, less investor fees. Investors can buy and sell the
ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Fact Sheet Prospectus

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Source: Invesco PowerShares, Bloomberg L.P.
JGBT Index Weights
 As Of: Not Available
     Contract                               Contract Expiry Date        Weight %
JGBL Index Weights
 As Of: 23-Aug-2011
     Contract                                      Contract Expiry Date Weight %
  JPN 10Y BOND FUTURE                               08-Sep-2011 / SEP1    100.0
                                                         (1) ETN performance figures are based on repurchase value.
                                                         Repurchase value is the current principal amount x
                                                         applicable index factor x fee factor. See the prospectus for more complete information. ETN Performance is based on a
                                                         combination of three times the monthly returns, for the 3x
                                                         JGB Futures ETNs, or the monthly returns, for the JGB
                                                         Futures ETNs, from the JGB Futures Index plus the monthly
                                                         returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the ETNs,
                                                         less the investor fee. The T-Bill Index is intended to
                                                         approximate the returns from investing in 3-month United
                                                         States Treasury bills on a rolling basis.
                                                         Index history is for illustrative purposes only and does not

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JGBT Financial Details

Ticker: JGBT
Last Update          24-Aug-2011
                     08:10 AM
Price                21.38
JGBT Index Level*    138.7393
Indicative Intra-day 21.4273
Value**
Last end of day      21.3833
Value***
Last date for end    23-Aug-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the JGBT

*** Last end of day JGBT RP

JGBL Financial Details

Ticker: JGBL
Last Update          24-Aug-2011
                     08:10 AM
Price                20.39
JGBL Index Level*    138.7393
Indicative Intra-day 20.4536
Value**
Last end of day      20.4395
Value***
Last date for end    23-Aug-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the JGBL

*** Last end of day JGBL RP

Contact Information

Any questions please call
1-877-369-4617

http://dbfunds.db.com/dev/Notes/Japanese/index.aspx

8/24/2011

Deutsche Bank Japanese Govt Bond Futures ETN

represent actual PowerShares DB JGB Futures ETN
performance. The inception date of the JGB Futures Index
is September 20, 2010. Index history does not reflect any
transaction costs or expenses. Indexes are unmanaged,
and you cannot invest directly in an index. PAST
PERFORMANCE DOES NOT GUARANTEE FUTURE
RESULTS.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

Each security offers investors exposure to the month-over-month performance of its respective Index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective
Index during the term of the ETNs. The 3x JGB Futures ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the index or index components. The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, your Investment will expire worthless. As described in the pricing supplement,
Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to 10-year JGB futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions, each in the U.S. or Japan.

The 3x JGB Futures ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors"
in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured - No Bank Guarantee - May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

Copyright [C] Deutsche Bank A.G. Imprint | Legal Resources| Terms and
Conditions

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http://dbfunds.db.com/dev/Notes/Japanese/index.aspx

8/24/2011